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                             ACTIVEWORLDS.COM, INC.
                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION


     Activeworlds.com, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     FIRST: That the Board of Directors of the Corporation adopted the following resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and submitting said amendment to the Corporation's stockholders for consideration:

          RESOLVED:  That this Board of Directors hereby recommends to the shareholders of the Corporation that the Corporation effect a two-for-three reverse stock split (the "Reverse Stock Split") of all of the Corporation's issued and outstanding common stock, $0.001 par value per share ("Pre-Split Common Stock"), whereby each three shares of the Corporation's Pre-Split Common Stock (either issued and outstanding or held by the corporation as treasury stock, or issuable pursuant to any option, warrant or other instrument) shall thereupon be reclassified and changed into two new fully paid and non assessable shares of common stock, $0.001 par value per share ("Post-Split Common Stock") (or in the case of shares of Pre-Split Common Stock issuable pursuant to a warrant, option or other instrument convertible into shares of the Corporation's Pre-Split Common Stock the right to receive two shares of such Post-Split Common Stock in accordance with the terms of such instrument), with such Reverse Stock Split to take effect on April 8, 2000, as to shares outstanding on such date.

          RESOLVED:  That this Board of Directors hereby recommends to the shareholders of the Corporation that in connection with the Reverse Stock Split the Certificate of Incorporation of the Corporation be amended to effectuate the Reverse Stock Split and to provide that the number of shares of common stock which the Corporation shall be authorized to issue and the par value per share of such common stock shall remain unchanged, and that the number of shares of preferred stock which the Corporation shall be authorized to issue (none of which shares of preferred stock have been issued as of the date hereof) and the par value per share of such preferred stock shall remain unchanged, and that the amount of excess par value created by the Reverse Stock Split be reallocated to additional paid-in-capital on the books of the Corporation.

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     SECOND: That the holders of the requisite number of outstanding shares of the capital stock of the Corporation entitled to vote thereon have adopted said amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware, and that written notice of such action has been given to those stockholders who have not consented in writing, as provided in Section 228(d) of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said Activeworlds.com, Inc. has caused this certificate to be signed, under the penalties of perjury, by Richard F. Noll, its President, this 7th day of April, 2000.




                                                       By:
                                                          ---------------------
                                                          Richard F. Noll